EXHIBIT 16.1


October 11, 2007

Office of the Chief Accountant
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:  Pathogenics, Inc.
     Commission file no: 333-123431

We have read and agree with the statements under Item 4.01 of the Form 8-K report dated October 4, 2007 regarding our firm.

We have no basis to agree or disagree with any other matters reported therein.

Very truly yours,


/s/ Malone & Bailey, PC
-----------------------
Malone & Bailey, PC